As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PRIMO WATER CORPORATION
(Exact name of registrant as specified in its charter)

Ontario	98-0154711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Assembly Drive, Suite 800 Tampa, Florida, United States (Address of Principal Executive Office)	33607 (Zip Code)

Primo Water 2018 Equity Incentive Plan
Restricted Stock Unit Award Agreement (Inducement Grant) dated January 2, 2024
(Full titles of the plans)

Marni Morgan Poe
Chief Legal Officer
Primo Water Corporation
1150 Assembly Drive, Suite 800
Tampa, Florida, United States
(813) 313-1732
(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:
Matthew H. Meyers Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 Tel.: (215) 988-2700	Michelle Vigod Goodmans LLP Bay Adelaide Centre 33 Bay Street, Suite 3400 Toronto, ON M5H2S7

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Primo Water Corporation (the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (i) 6,804,000 shares of Company common stock, no par value per share (“Common Stock”), reserved for issuance under the 2018 Equity Incentive Plan (the “2018 Plan”) and (ii) 232,558 shares of Common Stock reserved for issuance under the Restricted Stock Unit Award (Inducement Grant) issued to Robbert Rietbroek, the Company’s Chief Executive Officer (the “Inducement Grant”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Primo Water Corporation (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the Commission on February 28, 2024;

(2)	The Company’s quarterly report on Form 10-Q, filed with the Commission on May 9, 2024;

(3)
The portions of the Company’s Definitive Proxy Statement, filed on March 28, 2024, for the Annual Meeting of Shareowners to be held on May 8, 2024 that have been incorporated by reference into the Company’s Annual Report on Form 10-K;

(4)	The Company’s Current Report on Form 8-K filed on January 2, 2024, February 22, 2024 and May 9, 2024 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02 or 7.01); and

(5)
The description of our securities registered pursuant to Section 12 of the Exchange Act our Registration Statement on Form 8-A, filed with the SEC under Section 12(b) of the Exchange Act, on May 4, 2018, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Business Corporations Act (Ontario) (the “OBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify such an individual unless the individual acted (a) honestly and in good faith with a view to the best interests of the corporation or (b), as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request. In addition to the conditions set out above, the OBCA provides that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the corporation shall not indemnify an individual described above unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out under (a) and (b) above and was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity.

The by-laws of the Company provide that the Company shall indemnify each director or officer of the Company, each former director or officer of the Company, and each individual who acts or acted at the Company’s request as a director, or officer or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. To that effect, the Company has entered into indemnity agreements with its directors and officers (each, an “Indemnified Party”) which provide, among other things, that the Company will indemnify an Indemnified Party to the fullest extent permitted by law from and against all liability, damages, costs (including legal fees and disbursements), charges and expenses incurred by such Indemnified Party (collectively, “Losses”) in respect of any civil, criminal, or administrative action, suit, proceeding, claim, or demand in which Indemnified Party is involved because of the Indemnified Party’s association with the Company as well as any other circumstances or situations in respect of which an Indemnified Party reasonably requires legal advice or representation concerning such Losses by the Indemnified Party’s association with the Company.

The by-laws of the Company also provide that the Company shall purchase and maintain insurance for the benefit of its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

A list of the exhibits required to be filed as a part of this Registration Statement on Form S-8 is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Primo Water Corporation Equity Incentive Plan.

4.2	Amendment No. 1 to the Primo Water Corporation 2018 Equity Incentive Plan, dated March 13, 2020.

4.3	Amendment No. 2 to the Primo Water Corporation 2018 Equity Incentive Plan, dated August 4, 2020.

4.4	Amendment No. 3 to the Primo Water Corporation 2018 Equity Incentive Plan, dated October 31, 2023.

4.5	Amendment No. 4 to the Primo Water Corporation 2018 Equity Incentive Plan, dated February 21, 2024.

4.6	Form of Restricted Stock Unit Award Agreement (Inducement Grant).

5.1*	Opinion of Goodmans LLP.

23.1*	Consent of Goodmans LLP (included in Exhibit 5.1).

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).

107*	Filing Fee Table.

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 15th day of May, 2024.

PRIMO WATER CORPORATION

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Hass and Marni Morgan Poe, and each one of them, as his or her true and lawful attorney-in-fact and agent, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robbert Rietbroek	Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2024
Robbert Rietbroek

/s/ David Hass	Chief Financial Officer (Principal Financial Officer)	May 15, 2024
David Hass

/s/ Jason Ausher	Chief Accounting Officer	May 15, 2024
Jason Ausher	(Principal Accounting Officer)

/s/ Jerry Fowden	Chairman, Director	May 15, 2024
Jerry Fowden

/s/ Steven P. Stanbrook	Director	May 15 , 2024
Steven P. Stanbrook

/s/ Susan E. Cates	Director	May 15, 2024
Susan E. Cates

/s/ Archana Singh	Director	May 15, 2024
Archana Singh

/s/ Derek R. Lewis	Director	May 15, 2024
Derek R. Lewis

/s/ Eric J. Foss	Director	May 15 , 2024
Eric J. Foss

/s/ Britta Bomhard	Director	May 15 , 2024
Britta Bomhard

/s/ Lori T. Marcus	Director	May 15 , 2024
Lori T. Marcus

/s/ Billy D. Prim	Director	May 15 , 2024
Billy D. Prim